Exhibit 10.2

Execution Version

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is being entered into by Envestnet Financial Technologies, Inc. (“Envestnet” or the “Company”) and Peter D’Arrigo (“Executive”) (together, the “Parties”).

WHEREAS, Executive’s employment with Envestnet is being terminated;

WHEREAS, Envestnet wishes to provide Executive with certain benefits in exchange for a general release of claims as provided in his Employment Agreement with the Company, dated May 12, 2016 (the “Executive Agreement”); and

WHEREAS, the Parties wish to resolve all matters related to Executive’s employment with and termination from Envestnet in an amicable manner.

THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.	TERMINATION DATE.

1.1. Termination Date and Release. Executive’s termination from employment with Envestnet is effective March 31, 2024 (“Termination Date”). In addition to signing this Agreement pursuant to the terms of Paragraph 10 hereto, the release of claims attached as Exhibit A (the “Supplemental Release”) should be signed and returned to the Company on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date.

1.2. Transition Period. From September 22, 2023 (“Notification Date”) through the Termination Date (the “Transition Period”), Executive will continue his employment with Envestnet subject to the terms of this Agreement. Effective November 15, 2023 (“Officer Termination Date”), the Executive will cease to serve as the Chief Financial Officer and as an Executive Officer of Envestnet, Inc. (“Parent”) and all of its subsidiaries, and Executive will serve the remainder of the Transition Period through the Termination Date as a senior advisor to the Chief Executive Officer of the Parent (the “CEO”). During the Transition Period, the Executive will receive his regular compensation and benefits as in effect prior to the Notification Date, subject to the applicable terms and conditions of any employee benefit plans. For the avoidance of doubt, during the Transition Period, the Executive will be required to (a) comply with his Executive Agreement and will owe Envestnet a fiduciary duty of loyalty; (b) continue to comply with all Company policies, handbooks, procedures, codes and guidelines as in effect from time to time and as such policies and procedures may be amended or supplemented from time to time, including Envestnet’s Code of Business Conduct & Ethics and any conflicts of interest and outside business activities policies; (c) work and/or interact with other employees of the Company in a professional manner that will reflect favorably on the Company, including with respect to language and conduct in the workplace; (d) refrain from engaging in any other business, profession or occupation for compensation or other otherwise without Envestnet’s prior written consent; and (e) refrain from engaging in conduct which would tend to negatively impact employee morale, disparage the Company, or jeopardize or be prejudicial to any business, professional or personal relationship of the Company, or which might damage the business or reputation of the Company, provided, however, that nothing contained herein is intended to or should be constructed to prohibit, impact or restrict the Executive’s ability to engage in protected concerted activity covered by the National Labor Relations Act (NLRA).

1.3. Voluntary Termination Prior to the Termination Date. In the event the Executive voluntarily terminates Executive’s employment prior to the Termination Date or if Executive is terminated by Envestnet for Cause (as such term is defined in the Executive Agreement) prior to the Termination Date, Executive shall forfeit Executive’s right to receive the Cash Severance Payments, the Health Payment and the Pro-Rata Bonus Payment (each as described below).

2.	VALUABLE CONSIDERATION. Provided the Executive remains continuously employed by the Company in good standing through the Termination Date, the Executive timely signs and does not revoke this Agreement and the Supplemental Release within the time periods required herein, and the Executive complies with the terms of this Agreement, the Company will provide the Executive with the separation benefits described in Sections 2.1, 2.2, 2.3 and 2.4 (the “Separation Benefits”). For the avoidance of doubt, in the event this Agreement and/or the Supplemental Release is not effective during the required periods as described herein, the Executive is not employed by the Company through the Termination Date for any reason, or the Executive breaches any of the terms of this Agreement, the Executive shall not be eligible to receive any potential entitlement to receive the Separation Benefits. For the avoidance of doubt, the Executive’s entitlement to the Separation Benefits are not earned or vested unless the Executive satisfies the conditions for payment set forth in this paragraph.

2.1. Cash Severance Payment. Envestnet shall make payments to Executive in a total amount equal to one million six hundred and twenty-five thousand dollars ($1,625,000), which is two times base salary plus average of last two annual bonus amounts for calendar years prior to the year termination for 2022 and 2023 (calculated using an assumed target bonus payment for 2023) (the “Cash Severance Payments”). The Cash Severance Payments shall be paid in equal installments on the Company’s regular payroll dates over a period of twenty-four (24) months beginning on the Termination Date.

2.2. Health Payment. Envestnet shall pay the Executive a single lump-sum payment equal to thirty one thousand sixty hundred twenty-two dollars ($31,622), which is equal to the cost of eighteen (18) months of the applicable company portion of health premium payments as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of ERISA (“COBRA”) based on the Executive’s current elections under Envestnet’s health plan in 2023, (the “Health Payment”) on the 60-day anniversary of the Termination Date.

2.3. 2023 Annual Bonus. Envestnet shall pay the Executive a lump sum payment for his 2023 non-equity incentive payment (the “2023 Bonus Payment”) on the date in February of 2024 that bonus payments are made to other employees of the Company. The amount of the 2023 Bonus Payment shall be determined based on individual performance results and the actual performance of the Company and its affiliates in 2023; provided, however, the 2023 Bonus Payment shall not be less than four hundred fifty thousand dollars ($450,000).

2.4. Pro-Rata Bonus for Year of Termination. Envestnet shall pay the Executive a lump sum payment equal to eighty-nine thousand three hundred eighty-four dollars ($89,384), which is an amount equal to a pro-rated bonus for the year in which Executive’s Termination Date occurs which equals the full average of last two annual bonus amounts for 2022 and 2023 (calculated using an assumed target bonus payment for 2023) (the “Pro-Rata Bonus Payment”) on the first payroll date following the date on which the Supplemental Release becomes effective (i.e., signed and not revoked by the Executive), but in no event later than the 60-day anniversary of the Termination Date.

2.5. Equity Awards. The Termination Date will serve as the Executive’s “Termination Date” for purposes of all equity awards previously granted to the Executive. Specifically, (i) Executive will retain all rights following the Termination Date with respect to PSU awards that have not vested or otherwise been forfeited prior to the Termination Date in accordance with the terms of such awards, (iii) Executive will forfeit all RSUs that have not vested prior to the Termination Date, and (iii) Executive will have the right to exercise any stock option awards granted prior to the Termination Date that have not otherwise been forfeited following the Termination Date in accordance with the terms of such awards.

2.6. Retiree Health Coverage. Executive shall be eligible to elect retiree health coverage under Envestnet’s health plan pursuant to the terms of the plan. Executive will be solely responsible for the cost of such coverage.

2.7. Outplacement. Envestnet shall provide the Executive with executive outplacement services during 2024 consistent with his former position and level within the Company, up to a maximum amount of $25,000 (the “Outplacement Assistance”).

2.8. Attorneys’ Fees. Envestnet shall pay on Executive’s behalf or reimburse Executive for the reasonable legal fees and costs incurred in the preparation and negotiation of this Agreement during 2023, up to a maximum amount of $10,000 (the “Attorneys’ Fees”).

2.9. Performance Conditions. If Executive fails to oversee the completion of, or if Executive fails to sign, all required financial reports of the Company prior to the Officer Termination Date (the “Performance Conditions”) or if Executive otherwise fails to continue to comply with Envestnet’s rules, policies and Code of Conduct and the terms of his Employment Agreement, the Company may terminate him prior to the Termination Date described in Section 1.1 and adjust payments described herein according to the terms of the Executive Agreement to reflect such earlier termination. In addition, if Executive engages in conduct constituting “Cause” for purposes of the Executive Agreement, the Company shall not be obligated to pay Executive anything other than the Accrued Benefits (as defined in the Executive Agreement).

2.10. Executive acknowledges that the benefits described above are over and above anything owed to Executive by law, contract or under the policies of Envestnet, and that they are being provided to Executive expressly in exchange for Executive’s entering into this Agreement. Except as specified in this Section 2, or otherwise expressly provided in or pursuant to the Agreement, Executive shall be entitled to no compensation, benefits or other payments or distributions, and references in the release of claims below against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its affiliates.

2.11. All amounts otherwise payable under this Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement.

3.	RELEASE, WAIVER AND COVENANTS NOT TO SUE.

3.1. In consideration of the payments to be made by Envestnet to the Executive in Section 2 above, the Executive, on behalf of himself, his heirs, family members, executors, agents and assigns, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with Executive’s counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that Executive ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C.§ 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act, the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving Executive’s employment with Envestnet or the Termination of Executive’s employment with Envestnet, including any claims arising out of any employment agreement and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by-laws and/or any indemnification agreement entered into between Executive and any Company Released Party; or (iv) the enforcement of this Agreement. Also, Executive does not release any Claims against any Company Released Party that may arise after this Agreement becomes effective.

3.2. Employees in California expressly waive and relinquish any and all rights or benefits afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release and that, if known by him or her, would have materially affected his settlement with the debtor or released party.

For purposes of applying Section 1542 to this Agreement, “creditor” refers to Executive and “debtor” refers to Company and the Released Parties.

3.3. The Executive also agrees not to file any lawsuit, claim, proceeding or complaint based against the Company or any of the Company Released Parties arising out of or in connection with any claims the Executive has released in this Agreement, except as required to enforce the terms of this Agreement. Nothing in this Agreement shall be construed to prevent the Executive from filing a claim and/or fully participating or cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”), the U.S. Department of Labor, the National Labor Relations Board, or any other, similar federal, state, or local agency dealing with employee rights. However, by signing this Agreement and receiving the consideration reflected herein, the Executive expressly waives the right to file an individual or class action lawsuit against the Company Released Parties or, to the maximum extent permitted by applicable law, to recover any equitable or monetary relief from the Company Released Parties in any claim, action, or suit against the Company Released Parties which is brought by or through any federal, state, or local agency, or anyone else representing or purporting to represent the Executive’s interests, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. Accordingly, the Executive hereby waives and gives up any right to become, and promises not to consent to become or to continue to serve as a member, representative or named plaintiff of any class, collective, multi-party or representative action or proceeding in which claims are asserted against any of the Company Released Parties in connection with or arising from any of the claims released herein through the date the Executive signs this Agreement. The Executive specifically waives his right to serve as a representative plaintiff under the Private Attorneys General Act on behalf of any of the Company Released Parties’ current or former employees. If, without the Executive’s prior knowledge and consent, the Executive is made a member of a class and/or representative action, the Executive will timely opt out of the class and/or representative action and will not participate in such action. No provision of this Agreement shall be interpreted to limit the Executive’s ability to: (a) report alleged or potential legal violations, whether criminal or civil, to any federal, state or local governmental agency, commission or officials; (b) communicate directly with and provide truthful information and non-privileged documents to any such agency, commission or officials; or (c) participate in a proceeding with any such agency, commission or officials.

3.4. This agreement not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Agreement or to any lawsuit Executive may file to enforce this Agreement.

4.	CONFIDENTIALITY AGREEMENT.

4.1. Executive agrees that the terms of the Envestnet Financial Technologies Employee Confidentiality Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Executive agrees that Executive shall be required to comply with all applicable terms of such agreement on and after the Termination Date.

4.2. Nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

5.	TRADE SECRETS.

In compliance with 18 U.S.C. § 1833(b) (“Section 1833(b)(1)”), as established by the Defend Trade Secrets Act of 2016, Executive is given notice of the following immunities listed in Sections 1833(b)(1) and (2) (Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing): (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.	PRIOR AGREEMENT.

6.1 Executive agrees that the terms of relating to Sections 7 (Confidential Information), 8 (Return of the Company Property), 9 (Intellectual Property Rights) and 10 (Non-Compete, Non-Solicitation) of the Executive Agreement shall continue to apply on and after the Termination Date pursuant to the terms of such agreement and the Executive agrees that Executive shall be required to comply with all applicable terms of such agreement on and after the Termination Date.

6.2 For avoidance of doubt, the Confidential Information and Non-Disparagement provisions shall not be violated by statements that the maker reasonably believes to be true in response to legal process, as required by governmental testimony or filings, or in administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). In addition, nothing in this Agreement prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

7.	KNOWING AND VOLUNTARY RELEASE.

7.1. Executive agrees that Executive has signed this Agreement and the Supplemental Release knowingly and voluntarily and not as a result of threats or coercion.

7.2. EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT OR THE SUPPLEMENTAL RELEASE.

8.	ENTIRE AGREEMENT AND SEVERABILITY.

8.1. The Parties agree that this Agreement and the Supplemental Release set forth the entire agreement between them and supersede any other written or oral understanding or contract they may have.

8.2. Executive and Envestnet further agree that, if any portion of this Agreement or the Supplemental Release is held to be invalid or legally unenforceable, the remaining portions of this Agreement or the Supplemental Release will not be affected and will be given full force and effect.

9.	APPLICABLE LAW.

This Agreement and the Supplemental Release are governed by the laws of the state of Illinois.

10.	EFFECTIVE DATE.

10.1. To accept the terms of this Agreement, Executive must sign this Agreement on or before September 24, 2023 and deliver it to Envestnet by email to Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.2. To accept the terms of the Supplemental Release, Executive must sign Exhibit A on or after the Termination Date such that the Supplemental Release becomes effective within the 60-day period following the Termination Date and deliver it to Envestnet by email to Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.3. This Agreement becomes effective and binding on the parties when signed by the parties and the Supplemental Release becomes effective and binding on the parties seven days after the date on which it is executed by Executive.

10.4. Executive may revoke the Supplemental Release during this seven-day period prior to the applicable effective date (“Revocation Period”) by delivering a written notice of revocation to Envestnet, c/o Sharon Rosenthal at Sharon.Rosenthal@envestnet.com.

10.5. This Agreement will become final and binding on both Parties if written notice of revocation is not delivered on or before the expiration of the Revocation Period.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EXECUTIVE		ENVESTNET FINANCIAL TECHNOLOGIES, INC.

/s/ Peter D’Arrigo		/s/ Bill Crager

Date:	09/22/2023	By:	William Crager
		Title:	Chief Executive Officer

		Date:	09/23/2023

EXHIBIT A

SUPPLEMENTAL RELEASE

Pursuant to the Severance Agreement and General Release (the “Agreement”) between Peter D’Arrigo (“Executive”) and Envestnet Financial Technologies, Inc. (“Envestnet” or the “Company”), the Parties hereby reaffirm their obligations and representations set forth in the Agreement and agree as follows:

1. For and in consideration of the payments to be made by Envestnet to the Executive in Section 2 of the Agreement, the Executive, with full understanding of the contents and legal effect of the Agreement and this Supplemental Release and having the right and opportunity to consult with Executive’s counsel, releases and discharges Envestnet, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “the Company Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever (“Claims”), that Executive ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Illinois Human Rights Act and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; any state civil rights or antidiscrimination law; any state or local wage and hour law; any whistleblower law; any public policy, contract, tort, or common law; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving Executive’s employment with Envestnet or the Termination of Executive’s employment with Envestnet, including any claims arising out of any employment agreement and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. However, this release excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Executive waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims which cannot be waived by law. The Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any Claims which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction. Notwithstanding the foregoing, nothing in this Supplemental Release shall prevent Executive from enforcing Executive’s rights to (i) Executive’s non-forfeitable accrued benefits (within the meaning of Section 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Envestnet; (ii) receive continuation coverage pursuant to COBRA; (iii) indemnification under Envestnet’s certificate of incorporation, by- laws and/or any indemnification agreement entered into between Executive and any Company Released Party; or (iv) the enforcement of this Agreement and this Supplemental Release. Also, Executive does not release any Claims against any Company Released Party that may arise after this Supplemental Release becomes effective.

Employees in California expressly waive and relinquish any and all rights or benefits afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release and that, if known by him or her, would have materially affected his settlement with the debtor or released party. For purposes of applying Section 1542 to this Agreement, “creditor” refers to Executive and “debtor” refers to Company and the Released Parties.

2. Executive also agrees not to file any lawsuit based on claims Executive has released in this Supplemental Release, although Executive may participate in an investigation or proceeding conducted by an administrative agency provided Executive agrees to waive Executive’s right to any monetary recovery. This Supplemental Release not to file a lawsuit does not apply to any claims that arise based on events that take place after the date on which Executive signs this Supplemental Release or to any lawsuit Executive may file to enforce this Agreement or this Supplemental Release.

3. As of the date Executive signs this Supplemental Release, Executive makes the following representations: (a) Executive has no pending action, charge or claim against the Company or any of the Company Released Parties in any local, state, or federal court, or with any local, state, or federal administrative agency or board, relating to any event that occurred prior to or on the date Executive signs this Supplemental Release; (b) the Company completely and satisfactorily responded to, investigated and concluded any internal complaints including, but not limited to, any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters, or claims, allegations, matters and issues, if any, Executive may have ever raised; (c) Executive has not assigned or otherwise transferred, or purported to assign or transfer, any claim or other matter released by the Agreement or this Supplemental Release to any other person; (d) Executive has received all compensation, salary, wages, bonuses, commissions, accrued vacation/paid time off, premiums, reimbursable expenses, incentive compensation, stock, stock options, vesting and/or any and all other benefits and compensation to which Executive is entitled and which are currently due and payable. Amounts to which Executive is entitled pursuant to the Agreement which are not currently due and payable have not yet been received by Executive; (e) Executive has been granted any leave which Executive was entitled to under the Family and Medical Leave Act, as well as any related or similar state or local leave or disability accommodation laws; (f) unless previously reported, Executive has no known workplace injuries in connection with Executive’s employment at the Company; (g) Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers; and (h) unless previously reported to the Company in writing, Executive is not aware of any wrongdoing, regulatory violations, or corporate fraud committed by the Company, its officers, or its employees.

4. Unless specifically defined herein, all defined terms herein shall use the definitions set forth in the Agreement.

HAVING READ AND UNDERSTOOD THIS AGREEMENT AND SUPPLEMENTAL RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND SUPPLEMENTAL RELEASE, THE UNDERSIGNED HEREBY EXECUTES THIS AGREEMENT AND SUPPLEMENTAL RELEASE ON THE DATE SET FORTH BELOW.

EXECUTIVE

Date:

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